Item 5.  Other Events

Press release on the following article:

1. First Financial Bancorp announces first quarter 2001 earnings and five percent stock dividend


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:         04/24/01                    FIRST FINANCIAL BANCORP
      ------------------------                 (Registrant)

                                        /s/ Allen R. Christenson
                                  By:
                                            Allen R. Christenson
                                            Senior Vice President
                                            Chief Financial Officer

                             First Financial Bancorp

                             P R E S S R E L E A S E

    For Immediate Release                                        April 24, 2001

    Contact Person:
    Leon Zimmerman
    President and CEO
    (209) 367-2000

               First Financial Bancorp Reports First Quarter 2001
                    Earnings and Five Percent Stock Dividend

     Lodi, Calif. (April 24, 2001) - First Financial Bancorp (Symbol: FLLC), parent company of Bank of Lodi, N.A., today reported earnings of $255,000, or $0.16 per diluted share for its first quarter ended March 31, 2001. Assets at March 31, 2001 totaled $192.4 million, representing an increase of $16.3 million, or 9% over the same period last year. "We are ahead of our projection for the first quarter of 2001" reported Leon Zimmerman, President and Chief Executive Officer. "As a result of the continued success of our company, the Board of Directors has authorized a five percent stock dividend payable on May 22, 2001 to shareholders of record on May 8, 2001."

     During the first quarter of 2001, the Company established a Small Business Administration Loan Production Office in Folsom, California. In addition, the Company has submitted an application with the Office of the Comptroller of the Currency to relocate the existing Folsom, California Branch to a new site located on the corner of Blue Ravine Road and Folsom Blvd. Furthermore, the Company recently introduced its redesigned web page located at www.bankoflodi.com.

     "We have many new and exciting things planned for the remainder of 2001," reported Zimmerman. "The recent opening of our Small Business Administration Loan Production Office, the relocation of our Folsom Branch and the redesign of our web page are all evidence of our commitment to growth and expansion and the development of new products and services. It is exciting to see the realization of our efforts."

     First Financial Bancorp is the parent of Bank of Lodi, N.A., a locally owned community bank formed in 1982. Bank of Lodi, N.A. offers financial services via the web at www.bankoflodi.com, by phone at 888-265-8577 or at any one of its eight branches located in the communities of Lodi, Woodbridge, Lockeford, Galt, Plymouth, San Andreas, Elk Grove, and Folsom. Bank of Lodi also offers investment services through its affiliation with Investment Centers of America.


                                       END